Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-221228 on Form S-3 and Registration Statement Nos. 333-204241, 333-213184, 333-218016, 333-219737, and 333-237266 on Form S-8 of Second Sight Medical Products, Inc. of our report dated March 19, 2020, relating to the consolidated financial statements of Second Sight Medical Products, Inc and Subsidiary (the “Company”) appearing in the Annual Report on Form 10-K of Second Sight Medical Products, Inc for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Gumbiner Savett Inc.

April 28, 2020

Santa Monica, California